Exhibit 99.1

IRADIMED CORPORATION Withdraws 2020 Financial Guidance Due to Uncertainties from the Effects of COVID-19

•	Expects first quarter 2020 revenue of $8.6 million to $8.7 million

Winter Springs, Florida, April 7, 2020 – iRadimed Corporation (NASDAQ: IRMD) announced that it expects to report first quarter 2020 revenue of $8.6 million to $8.7 million and is withdrawing its first quarter and full year 2020 financial guidance due to the uncertainty created by COVID-19.

“These unprecedented times have resulted in a high degree of uncertainty created by the global impact of COVID-19. Accordingly, we are withdrawing our financial guidance for the first quarter and full year 2020,” said Leslie McDonnell, President and Chief Executive Officer.

“We continue to maintain a strong balance sheet and stand ready to support healthcare providers in the fight against COVID-19. As the focus of our customers has turned toward caring for those infected with the virus, we saw an accelerating decline in equipment orders throughout March. We fully expect demand for our equipment to return, however, the magnitude of the COVID-19 impact is highly dependent upon the length of time the pandemic continues,” said McDonnell.

“We are also working with our customers in developing methods to use the remote control capabilities of our IV pump in isolation room settings that would reduce the risk of exposure to the virus and limit the use of protective equipment that is already at critically low levels. To date, we have not experienced any significant disruptions in our ability to source materials needed to manufacture our products and orders for our disposables and service items remain strong,” said McDonnell.

As of March 31, 2020, the Company expects to report cash and cash equivalents of approximately $45.2 million, or 1.2 times 2019 full-year revenue. Additionally, the Company has no third-party debt or other restrictive covenants.

About iRadimed Corporation

iRadimed Corporation is a leader in the development of innovative magnetic resonance imaging (“MRI”) compatible medical devices. We are the only known provider of a non-magnetic intravenous (“IV”) infusion pump system that is specifically designed to be safe for use during MRI procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely designed non-ferrous parts and other special features to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated to remain immobile during an MRI scan.

Our 3880 MRI compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features to safely and accurately monitor a patient’s vital signs during various MRI procedures. The IRADIMED 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room. The IRADIMED 3880 has a compact, lightweight design allowing it to travel with the patient from their critical care unit, to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the IRADIMED 3880 include: wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; invasive and non-invasive blood pressure; patient temperature, and; optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The IRADIMED 3880 MRI compatible patient vital signs monitoring system has an easy-to-use design and allows for the effective communication of patient vital signs information to clinicians.

For more information please visit www.iradimed.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Act of 1995, particularly statements regarding our expectations, beliefs, plans, intentions, future operations, financial condition and prospects, and business strategies. These statements relate to future events or our future financial performance or condition and involve unknown risks, uncertainties and other factors that could cause our actual results, level of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. The risks and uncertainties referred to above include, but are not limited to, risks associated with the Company’s ability to receive an EC Certificate or CE Mark for our existing products and product candidates, receive FDA 510(k) clearance for new products and product candidates; unexpected costs, delays or diversion of management’s attention associated with the design, manufacture or sale of new products; the Company’s ability to implement successful sales techniques for existing and future products and evaluate the effectiveness of its sales techniques; additional actions, warnings or requests from the FDA or other regulatory bodies; our significant reliance on a limited number of products; potential disruptions in our limited supply chain for our products; a reduction in international distribution; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations.

Further information on these and other factors that could affect the Company’s financial results is included in filings we make with the Securities and Exchange Commission from time to time. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

Media Contact:

Chris Scott

Chief Financial Officer

iRadimed Corporation

(407) 677-8022

InvestorRelations@iradimed.com